Exhibit 99.1

              Investor Contact:                  Media Contact:
              Meredith Mendola                   Nicole Rowe
              781-370-6151                       781-370-6369
              mmendola@ptc.com                   nrowe@ptc.com


               PTC Reports Second Quarter Fiscal Year 2005 Results

           - Company Focus on Customer Success Fuels Revenue Growth -

NEEDHAM, Mass., April 27, 2005 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue of $176.1 million for the second fiscal quarter ended April 2, 2005, up 7% from $164.7 million for the same period last year. The growth was driven primarily by strength in sales of PTC's collaboration and control solutions, as well as consulting services offerings.

Net income for the second quarter was $20.5 million, or $0.07 per diluted share, compared with net income of $3.2 million, or $0.01 per diluted share, in the year-ago period. The year-ago period net income included restructuring charges of $16.7 million. Cash and cash equivalents grew to $384.2 million at the end of the second quarter from $334.1 million at the end of the first quarter of 2005.

"We continue to deliver meaningful growth across our business and exceed our own targets," said C. Richard Harrison, president and chief executive officer. "We attribute our success to solid and patient execution of our business strategy. Our ability to help customers create innovative products across a globally distributed development environment differentiates PTC's offerings from others in the industry. It has helped drive sales of our software, as well as services offerings focused on unlocking the value of our technology and product development expertise."

Total revenue for design solutions in the second quarter was $124.8 million, up 2% from the second quarter of 2004. Design solutions license revenue of $34.8 million declined 9% year over year due to a decline in revenue from large transactions; however, design solutions license sales showed 7% sequential growth. Pro/ENGINEER(R) Wildfire(TM) continues to gain traction in the market with higher year-over-year sales of its entry-level and mid-range packages. Additionally, design solutions consulting and training services revenue grew 16% year over year, reflecting higher sales of offerings that help improve user proficiency and engineering productivity.

Total revenue for collaboration and control solutions in the second quarter was $51.3 million, up 23% from the second quarter of 2004. Collaboration and control solutions license revenue of $17.9 million grew 38% year over year and 24% sequentially. Sales were driven by significant growth in new seats to both existing and new customers. Windchill(R) Link solutions license revenue grew 24% year over year. Additionally, collaboration and control solutions consulting and training services revenue grew 13% year over year as PTC helped customers adopt its technology and improve their product development processes.

In the second quarter, PTC received orders from leading organizations including Boeing Company, ENI SpA, Exostar, Hino Motors, Ltd., Lockheed Martin Corporation, Mitsubishi Heavy Industries, Ltd., Schneider Electric Industries, Tata Motors Ltd., Sanyo Epson Imaging Devices Corp., Thales, TRW, and the U.S. Army. Additionally, PTC's reseller channel delivered $34.7 million in total revenue during the quarter, an 8% year-over-year increase.

"Our outlook is bright as we execute our long-term growth strategy," continued Harrison. "We will maintain our strong focus on driving customer success and delivering highly differentiated product and service offerings to the market. We will expand our capabilities by investing in a combination of R&D initiatives, sales and services delivery capacity, strategic partnerships and corporate development activities. In this way, we plan to reach our targets of $1 billion in revenue and 20% operating margins by fiscal 2008."

Third Quarter and Fiscal 2005 Financial Outlook
PTC's revenue forecast for the third quarter of fiscal 2005 is between $175 million and $180 million. Total third quarter costs and expenses (operating expenses) are expected to be between $150 million and $155 million. The Company expects third quarter earnings per share on a GAAP basis to be between $0.06 and $0.08. For the fiscal year ending September 30, 2005, PTC expects revenue to be between $700 million and $710 million. Total costs and expenses (operating expenses) are expected to be between $600 million and $610 million for the fiscal year. The Company expects earnings per share on a GAAP basis to be between $0.26 and $0.30 for the fiscal year. The earnings per share outlook does not include any potential impact from expensing or granting equity-based awards to employees.

The Company will provide detailed financial information and an outlook update on its second quarter fiscal year 2005 results conference call and live webcast on April 27, 2005 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-566-8560 (in the U.S.) or +1-517-623-4768
(international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on May 2, 2005. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-280-1615.

The Company's unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the second quarter of fiscal year 2005 are attached.

About PTC
PTC (Nasdaq: PMTC) provides leading Product Lifecycle Management (PLM) software solutions to more than 35,000 companies worldwide. PTC customers include many of the world's most innovative manufacturing companies in the aerospace & defense, automotive, consumer, electronics & high technology, industrial equipment and medical products industries. PTC is included in the S&P 500 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.

Statements in this news release that are not historical facts, including statements about our confidence and strategies and our expectations about revenue, results of operations, and market acceptance of our products are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include the following: the PLM market is relatively new and may not grow at the rate we expect; we may be unable to capture market share by differentiating our product and service offerings from those of our competitors; expanding our sales and services delivery capacity may not generate expected additional sales or revenues; we may be unable to successfully acquire strategic businesses and any businesses we acquire may not generate the revenue and earnings we expected; we may be unable to undertake our strategic initiatives while controlling increases in our operating cost structure; the IT spending environment may not continue to improve or may not improve at the rate we expect; as well as other risks and uncertainties detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                  Three Months Ended        Six Months Ended
                              --------------------------------------------------
                                April 2,     April 3,     April 2,     April 3,
                                  2005         2004         2005        2004
                              --------------------------------------------------

Revenue:
   License                    $  52,698     $  50,971    $  99,627    $  94,488
   Service                      123,405       113,737      245,666      227,030
                              --------------------------------------------------
Total revenue                   176,103       164,708      345,293      321,518
                              --------------------------------------------------

Costs and expenses:
 Cost of license revenue          1,756         1,914        3,253        4,041
 Cost of service revenue         47,817        38,656       93,977       88,676
 Sales and marketing             59,074        57,132      115,119      115,317
 Research and development        28,347        26,780       54,814       56,359
 General and administrative      14,395        14,364       29,982       29,324
 Amortization of other
   intangible assets                222         1,336          444        2,745
 Restructuring and other charges    -          16,680          -         38,300
                              --------------------------------------------------
Total costs and expenses        151,611       156,862      297,589      334,762
                              --------------------------------------------------

Operating income (loss)          24,492         7,846       47,704      (13,244)
 Other income (expense), net      2,237           177        1,750         (313)
                              --------------------------------------------------
Income (loss) before
  income taxes                   26,729         8,023       49,454      (13,557)
 Provision for income taxes       6,225         4,852        9,791        9,809
                              --------------------------------------------------
Net income (loss)             $  20,504     $   3,171    $  39,663    $ (23,366)
                              ==================================================

Earnings (loss) per share:
 Basic                        $    0.08     $    0.01    $    0.15    $   (0.09)
  Weighted average
    shares outstanding          271,248       267,515      270,636      266,895

 Diluted                      $    0.07     $    0.01    $    0.14    $   (0.09)
  Weighted average
    shares outstanding          279,895       273,601      279,538      266,895

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                  April 2,       September 30,
                                                    2005             2004
                                              ----------------------------------

ASSETS

Cash and cash equivalents                      $  384,170        $  294,887
Accounts receivable, net                          138,023           130,393
Property and equipment, net                        54,764            55,780
Goodwill and other intangibles, net                56,609            56,543
Other assets                                      118,125           128,779
                                              ----------------------------------
Total assets                                   $  751,691        $  666,382
                                              ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue                               $  220,779        $  176,664
Other liabilities                                 238,060           247,767
Stockholders' equity                              292,852           241,951

                                              ----------------------------------
Total liabilities and stockholders' equity     $  751,691        $  666,382
                                              ==================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                  Three Months Ended        Six Months Ended
                              --------------------------------------------------
                                April 2,     April 3,     April 2,     April 3,
                                  2005         2004         2005        2004
                              --------------------------------------------------

 Cash flows from operating
   activities:
  Net income (loss)           $  20,504     $   3,171    $  39,663    $ (23,366)
  Depreciation and
    amortization                  6,126         9,180       12,599       18,742
  Other                          28,479        18,834       31,531       19,796
                              --------------------------------------------------
 Net cash provided by
   operating activities          55,109        31,185       83,793       15,172

 Capital expenditures            (6,291)       (2,796)     (9,095)      (5,692)
 Other investing and
   financing activities           4,243         4,430        7,288        4,771
 Foreign exchange impact
   on cash                       (2,955)       (1,209)       7,297        2,102
                              --------------------------------------------------

 Net change in cash and
   cash equivalents              50,106        31,610       89,283       16,353
 Cash and cash equivalents,
   beginning of period          334,064       190,055      294,887      205,312
                              --------------------------------------------------
 Cash and cash equivalents,
   end of period              $ 384,170     $ 221,665    $ 384,170    $ 221,665
                              ==================================================